Exhibit 99.4

CAMDEN PROPERTY TRUST
UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

Camden and Summit entered into an agreement and plan of merger on October 4, 2004, which was subsequently amended on October 6, 2004 and January 24, 2005. The merger agreement provides for the merger of Summit with and into Camden Summit, a wholly owned subsidiary of Camden, with Camden Summit as the surviving corporation. The merger agreement, as amended, has been incorporated by reference in this Amendment No. 1 to Form 8-K. We encourage you to read the merger agreement, as amended, because it is the legal document that governs the merger.

The following unaudited pro forma condensed combined financial information sets forth: (i) the historical financial information as of December 31, 2004 and for the twelve months then ended, as derived from the audited financial statements of Camden and Summit, (ii) Summit's acquisitions of apartment communities, as appropriate, and (iii) pro forma adjustments assuming the merger was completed as of December 31, 2004 for purposes of the unaudited pro forma condensed combined balance sheet and January 1, 2004 for purposes of the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma combined financial information should be read in conjunction with, and are qualified in their entirety by, the notes thereto and with the historical consolidated financial statements of Camden and Summit, including the respective notes thereto. The unaudited pro forma condensed combined financial statements give effect to the merger under the purchase method of accounting in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 141, "Business Combinations." In the opinion of management, all significant adjustments necessary to reflect the effects of the merger have been made. The merger adjustments are based on certain estimates and currently available information. Such adjustments could change as additional information becomes available, as estimates are refined or as additional events occur.

The unaudited pro forma condensed combined financial statements are presented for comparative purposes only and are not necessarily indicative of what the actual combined financial position and results of operations of Camden and Summit would have been as of and for the periods presented, nor does it purport to represent the future combined financial position or results of operations of Camden and Summit.

Camden Property Trust
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2004

			Pro Forma
(in thousands)	Camden	Summit	Adjustments	Camden
	Historical	Historical	(A)	Pro Forma
ASSETS
Real estate assets held for investment	$3,087,018	$1,584,663	$376,695	$5,048,376
Accumulated depreciation	(688,333)	(156,913)	156,913	(688,333)
Net real estate assets held for investment	2,398,685	1,427,750	533,608	4,360,043
Investment in joint ventures	9,641	2,716	-	12,357
Assets held for sale	62,418	31,348	-	93,766
Total real estate assets	2,470,744	1,461,814	533,608	4,466,166
Cash and cash equivalents	2,253	6,511	-	8,764
Other assets, net	156,367	23,090	18,174	197,631
Total assets	$2,629,364	$1,491,415	$551,782	$4,672,561

LIBAILITIES AND SHARHOLDERS' EQUITY
Liabilities
Notes payable	$1,576,405	$758,748	$544,672	$2,879,825
Accounts payable and other liabilities	154,877	108,622	3,633	267,132
Total liabilities	1,731,282	867,370	548,305	3,146,957
Minority interests
Perpetual preferred units	115,060	-	-	115,060
Common units	44,507	59,105	22,459	126,071
Other minority interests	-	7,020	2,860	9,880
Total minority interests	159,567	66,125	25,319	251,011
Shareholders' equity
Common shares of beneficial interest	486	315	(197)	604
Additional paid-in capital	1,348,848	504,370	39,577	1,892,795
(Distributions in excess of net income) /
retained earnings	(361,973)	61,326	(61,326)	(361,973)
Unearned restricted share awards	(13,023)	(104)	104	(13,023)
Employee notes receivable	-	(7,987)	-	(7,987)
Treasury shares, at cost	(235,823)	-	-	(235,823)
Total shareholders' equity	738,515	557,920	(21,842)	1,274,593
Total liabilities and shareholders' equity	$2,629,364	$1,491,415	$551,782	$4,672,561

Camden Property Trust
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2004

			Completed
(in thousands, except per share amounts)	Camden	Summit	Transactions	Summit,	Pro Forma		Camden
	Historical	Historical	(B)	As adjusted	Adjustments		Pro Forma
REVENUES
Rental revenues	$376,148	$131,882	$9,716	$141,598	$2,791	(C-1)	$520,537
Other property revenues	33,959	11,004	587	11,591	-		45,550
Total property revenues	410,107	142,886	10,303	153,189	2,791		566,087
Fee and asset management	9,187	586	-	586	-		9,773
Other revenues	11,937	1,984	-	1,984	-		13,921
Total revenues	431,231	145,456	10,303	155,759	2,791		589,781
EXPENSES
Total property expenses	168,787	47,293	4,081	51,374	-		220,161
Property management	11,924	6,203	-	6,203	-		18,127
Fee and asset management	3,856	751		751	-		4,607
General and administrative	18,536	12,967	-	12,967	-		31,503
Merger related costs	-	11,484	-	11,484	-		11,484
Interest	79,214	31,422	1,714	33,136	8,821	(C-2)	121,171
Depreciation and amortization	103,528	42,705	7,891	50,596	29,543	(C-1)	183,667
Amortization of deferred financing costs	2,697	1,510	-	1,510	(1,510)	(C-3)	2,697
Total expenses	388,542	154,335	13,686	168,021	36,854	(C-4)	593,417
Income (loss from continuing operations
before gain on sale of properties,
impairment loss on land held for sale,
equity in income of joint ventures and
minority interests	42,689	(8,879)	(3,383)	(12,262)	(34,063)		(3,636)
Gain on sale of properties, including land	2,625	-	-	-	-		2,625
Impairment loss on land held for sale	(1,143)	-	-	-	-		(1,143)
Equity in income (loss) of joint ventures	356	(380)	-	(380)	-		(24)
Distributions on perpetual preferred units	(10,461)	(4,812)	-	(4,812)	-		(15,273)
Original issuance costs on redeemed
perpetual preferred units	(745)	(1,453)	-	(1,453)	-		(2,198)
(Income) loss allocated to common units	(2,765)	1,492	(325)	1,167	2,554	(C-5)	956
Income (loss) from continuing operations	$30,556	$(14,032)	$(3,708)	$(17,740)	$(31,509)		$(18,693)

Per share data
Basic income (loss) from continuing
operations per share	$0.74						$(0.35)
Diluted income (loss) from continuing
operations per share	$0.72						$(0.35)
Weighted average number of common
shares outstanding	41,430				11,802	(C-6)	53,232
Weighted average number of common
and dilutive common equivalent shares
outstanding	42,426				11,802		53,232

A.
Under the terms of the Merger Agreement, Summit stockholders had the opportunity to elect to receive cash or stock for their Summit shares. Each stockholder's election was subject to proration, depending on the elections of all Summit stockholders so that the aggregate amount of cash issued in the merger to Summit's stockholders equaled approximately $436.3 million. As a result of this proration, Summit stockholders electing Camden stock received approximately .6383 shares of Camden stock and $1.4177 in cash for each of their Summit common shares. The final conversion ratio for the common shares was determined based on the average market price of our common shares over a five day trading period preceding the effective time of the merger. Fractional shares were paid in cash. Summit stockholders electing cash or who had no consideration preference, as well as those stockholders who made no effective election, received $31.20 in cash for each of their Summit shares. In the merger, we issued approximately 11.8 million common shares to Summit stockholders.

In conjunction with the merger, the limited partners in the Operating Partnership were offered, on a unit-by-unit basis, the opportunity to redeem their partnership units for $31.20 in cash, without interest, or to remain in the Operating Partnership following the merger at a unit valuation equal to .6687 of a Camden common share. The limited partner elections result in our redeeming 0.7 million partnership units for cash, for an aggregate of $21.7 million, and issuing 1.8 million partnership units. The value of the common shares and partnership units issued was determined based on the average market price of our common shares for the five day period commencing two days prior to the announcement of the merger on October 4, 2004.

As of February 28, 2005, there were 31,567,372 shares of Summit common stock outstanding and 3,342,504 limited partnership units in Summit Properties Partnership, L.P. owned by minority interest holders. At closing, approximately 35,229 previously granted shares of restricted stock vested and were entitled to receive the merger consideration.

Holders of outstanding Summit incentive stock options were able to elect to receive Camden common shares at the effective time of the merger, in exchange for the cancellation of such incentive stock options, in an amount equal to the value of the cash option payment. The issuance of Camden common shares in lieu of the cash option payment did not effect the allocation of the amounts of cash and Camden common shares issued in the merger. In connection with the merger, we issued 20,829 Camden common shares to holders of Summit incentive stock options.

The total purchase price, based on an estimated Camden share price of $46.10, which represents Camden's trading average for the five day period commencing two days prior to the announcement of the merger on October 4, 2004, and financing of the merger are summarized as follows (in thousands):

Calculation of purchase price
Issuance of 11,781,005 Camden common shares based on a .6383 exchange ratio in exchange for 18,457,441 shares of Summit common stock	$543,105
Issuance of 20,829 Camden common shares based on the cash value of Summit incentive stock options outstanding	960
Payment of $410.1 million in exchange for 13,145,160 shares of Summit common stock at $31.20 per share	410,129
Payment of $26.2 million in exchange for 18,457,441 shares of Summit common stock, at $1.4177 per share, and fractional shares	26,185
Payment of $21.7 million in exchange for 696,652 Camden Summit Operating Partnership units	21,736
Issuance of 1,769,281 Camden Summit Operating Partnership units based on a .6687 exchange ratio in exchange for 2,645,852 units in Summit Properties Partnership, L.P.	81,564
Total merger consideration	1,083,679

Assumption of Summit's mortgages and unsecured notes payable at book value	758,748
Adjustment to record Summit mortgages and unsecured notes payable at fair value	34,166
Reversal of Summit's historical fair value adjustments to notes payable	(1,453)
Assumption of Summit's accounts payable and other liabilities at book value	108,622
Assumption of Summit's employee notes receivable	(7,987)
Adjustment to record Summit's accounts payable and other liabilities at fair value	3,633
Fair value of Summit's other minority interests	9,880
Estimated remaining fees and other expenses related to the merger	53,909
Total purchase price	$2,043,197

The following is a calculation of the estimated fees and other expenses related to the merger (in thousands):

Advisory fees	$10,209
Legal, accounting and other fees	5,000
Termination, severance and settlement of share-based compensation	69,000
Total estimated fees and other expenses related to the merger	84,209
Costs paid by Summit prior to December 31, 2004	(29,512)
Costs paid by Camden prior to December 31, 2004	(788)
Estimated remaining fees and other expenses related to the merger	$53,909

Included in the $29.5 million of costs paid by Summit prior to December 31, 2005 are payments totaling $24.6 million paid to certain Summit executives in December 2004 as follows: $14.2 million related to the cash value of vested and unvested options, $7.1 million in performance bonus payments and $3.3 million related to unvested restricted share awards. All payments were made using funds available under Summit's line of credit, which Camden Summit assumed by operation of merger.

Camden Property Trust
Notes to Unaudited Pro Forma Condensed Combined
Financial Statements

Camden has allocated the purchase price to the estimated fair value of the net assets acquired and liabilities assumed as follows:

	Summit Historical	Summit Fair Value	Pro Forma Adjustments
(in thousands)
ASSETS
Real estate assets
Real estate assets held for investment	$1,584,663	$1,961,358	$376,695	(A-1)
Accumulated depreciation	(156,913)	-	156,913	(A-2)
Net real estate assets held for investment	1,427,750	1,961,358	533,608
Investment in joint ventures	2,716	2,716	-
Assets held for sale	31,348	31,348	-
Total real estate assets	1,461,814	1,995,422	533,608

Cash and cash equivalents	6,511	6,511	-
Other assets, net	23,090	41,264	18,174	(A-3)
Total assets	$1,491,415	$2,043,197	$551,782

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Notes payable	$758,748	$1,303,420	$544,672	(A-4)
Accounts payable and other liabilities	108,622	112,225	3,633	(A-5)
Total liabilities	867,370	1,415,675	548,305

Minority interests
Perpetual preferred units	-	-	-
Common units	59,105	81,564	22,459	(A-6)
Other minority interests	7,020	9,880	2,860	(A-7)
Total minority interests	66,125	91,444	25,319

Shareholders' equity
Common shares of beneficial interest	315	118	(197)	(A-8)
Additional paid-in capital	504,370	543,947	39,577	(A-8)
Retained earnings	61,326	-	(61,326)	(A-8)
Unearned restricted share awards	(104)	-	104	(A-8)
Employee notes receivable	(7,987)	(7,987)	-	(A-9)
Total shareholders' equity	557,920	536,078	(21,842)
Total liabilities and shareholders' equity	$1,491,415	$2,043,197	$551,782

A-1	Fair market value adjustment to Summit's real estate assets held for investment based on Camden's purchase price allocation. See Note C-1 for further discussion of purchase price allocation.

A-2	Adjustment to eliminate Summit's historical accumulated depreciation.

A-3	Adjustments to Summit's historical balances for other assets as follows:

a.
Elimination of Summit's historical book value for: $8.4 million in deferred financing costs, $3.1 million in acquired in place lease values and $2.7 million in receivables related to straight line rent adjustments and other assets.

b.
Increase in other assets for $32.4 million, which represents the portion of the purchase price allocated to intangible lease costs related to in place leases. The value of in place leases was determined as the difference in the discounted cash flows calculated as if the property was vacant and at its acquired occupancy level.

A-4	Adjustment to Summit's historical balances for notes payable as follows:

a.
Additional borrowings of $512.0 million to fund the cash portion of the merger consideration and payment of estimated fees and other expenses related to the merger. These borrowings were financed under a new $500 million senior unsecured bridge facility and by borrowing the remainder under Camden's $600 million unsecured line of credit.

b.
Adjustment to reflect the reversal of Summit's historical fair value adjustments to notes payable of $1.5 million and the addition of our estimated fair value of Summit's notes payable of $34.2 million. The fixed interest rates on notes payable that Camden will assume upon completion of the merger with Summit are above market rates. Camden will record a fair value adjustment of $34.2 million to account for the difference between the fixed rates and market rates for those borrowings. Estimates of fair value are based upon interest rates available for the issuance of debt with similar terms and remaining maturities.

A-5	Adjustments to record at fair value Summit's accounts payable and other liabilities, including below market leases.

A-6
Represents the issuance of 1,769,281 common units based on a .6687 exchange ratio in exchange for 2,645,852 common units in Summit Properties Partnership, L.P. Based on an estimated value of Camden common shares of $46.10 per share, the fair value of these units total $81.6 million. Summit's book value of these units as of December 31, 2004 was $59.1 million.

A-7	Reflects the adjustment to Summit's other minority interests based on estimates of fair value of the underlying assets and liabilities of the joint venture.

A-8
Represents adjustments to historical shareholders' equity to reflect the issuance of 11,781,005 Camden common shares, at an estimated value of $46.10 per share, in exchange for 18,457,441 shares of Summit common stock, the issuance of 20,829 Camden common shares in exchange for Summit incentive stock options and the purchase of 13,145,160 shares of Summit common stock for cash. At the time of the merger, all previously granted shares of restricted stock vested and were entitled to receive the merger consideration.

A-9
Represents employee notes receivable that are secured by Summit common stock. No pro forma adjustment has been made because the stockholders elected, on a share-by-share basis, to receive either Summit common stock or cash at the closing of the merger. Subsequent to year end, $4.9 million in Summit employee notes receivables were repaid. No pro forma adjustments have been made for these repayments, as they do not meet the requirements of a pro forma adjustment.

B	Summit acquired six apartment communities during the year ended December 31, 2004.

On May 27, 2004, Summit acquired Summit Stonecrest, a 306 apartment home community located in Charlotte, North Carolina, for $28.0 million. Consideration paid for this community was cash of $9.6 million and the assumption of a $19.7 million mortgage, which had a fair market value of $18.4 million on the date of acquisition. The assumed mortgage has a stated interest rate of 4.18% and matures on September 1, 2012. The property was 89.9% occupied as of May 26, 2004.

On June 14, 2004, Summit acquired Summit South End Square, a 299 apartment home community located in Charlotte, North Carolina, for $33.5 million in cash. The property was 92.6% occupied as of June 13, 2004.

On September 2, 2004, Summit acquired Summit Doral Villas, a 232 apartment home community located in Miami, Florida for $43.3 million. Consideration paid for this community included cash of $18.4 million and the assumption of a $21.1 million mortgage, which had a fair market value of $24.9 million on the date of acquisition. The assumed mortgage has a stated interest rate of 6.82% and matures on January 1, 2011. The property was 94.4% occupied as of September 1, 2004.

On September 30, 2004, Summit acquired Summit Midtown, a 296 apartment home community located in Atlanta, Georgia, for $44.8 million in cash. The residential units were 92.6% occupied and the retail space was 100.0% occupied as of September 29, 2004.

On October 14, 2004, Summit acquired Summit Fallsgrove, a 268 apartment home community located in Rockville, Maryland, for $54.5 million in cash. The property was 65.3% occupied as of October 13, 2004.

On November 28, 2004, Summit acquired Charlotte Cotton Mills, a 180 apartment home community located in Charlotte, North Carolina, for $23.8 million in cash. The property was 97% occupied as of November 27, 2004.

As a result of the transactions discussed above, we have adjusted the historical financial information for the year ended December 31, 2004 to reflect the operations of these properties as if the acquisitions occurred as of January 1, 2004. The historical financial information has been adjusted for the period from January 1, 2004 up to the day the property was acquired.

C-1
Represents the net increase in rental income and depreciation and amortization of real estate held for investment as a result of recording Summit's assets at fair value. We allocate the purchase price between net tangible and intangible assets. When allocating the purchase price to acquired properties, we allocate costs to the estimated intangible value of in place leases and above or below market leases and to the estimated fair value of furniture and fixtures, land and buildings on a value determined by assuming the property is vacant by applying methods similar to those used by independent appraisers of income-producing property. Depreciation and amortization are computed on a straight-line basis over the remaining useful lives of the related assets. Buildings and furniture and fixtures have an estimated useful life of 35 years and 5 years, respectively. The value of in place leases and above or below market leases is being amortized over the estimated average remaining life of leases in place at the time of the merger. Below market leases are amortized as an adjustment to rental income. Apartment lease terms generally range from 6 to 13 months, with an estimated remaining average lease term of 10 months.

The calculation of the fair value of depreciable real estate assets is as follows (in thousands):

Buildings	$1,487,620
Furniture and fixtures	26,416
In place lease value	32,352
Land	295,280
Properties under development, including land	152,042
Assets held for sale	31,348
Other assets, including cash (excluding in place lease values)	15,423
Investment in joint ventures	2,716
Total purchase price	$2,043,197

The calculation of the pro forma adjustment for depreciation expense is as follows (in thousands):

Year Ended
December 31, 2004
Pro forma depreciation and amortization expense	$80,139
Historical Summit depreciation and amortization expense, as adjusted	(50,596)
Camden pro forma adjustment for depreciation and amortization expense	$29,543

C-2
Represents the net adjustment to interest expense to reflect the additional borrowings of $512.0 million to fund the purchase of Summit shares for cash and merger costs. These borrowings will be available under the $500 million bridge facility and from available borrowings under Camden's $600 million unsecured credit facility. Interest expense has been calculated based on current market rates available to Camden under Camden's unsecured line of credit. The increase in interest cost from additional borrowings is partially offset by $7.4 million for the twelve months ended December 31, 2004 in pro forma adjustments for the amortization of the fair value adjustment to Summit's historical debt balances. The fair value adjustments, which totaled $34.2 million, are being amortized over the weighted average remaining life of the underlying debt, which is 5.2 years. Each ⅛th of 1% increase in the annual interest rate on the bridge facility will increase Camden's annual consolidated interest expense by approximately $625,000.

C-3	Represents the elimination of Summit's historical amortization of deferred financing costs.

C-4
Although not included as pro forma adjustments, as they do not meet the criteria for such presentation, management has estimated that the merger will create operational and general and administrative cost savings of approximately 60% of Summit's historical amounts in the first year of operations primarily from savings in executive compensation, corporate administrative functions and regulatory costs. There can be no assurance that Camden will be successful in achieving such anticipated cost savings.

C-5
Reflects the allocation of earnings to the minority interests in the Operating Partnership as a result of the pro forma adjustments based on the estimated weighted average minority interest ownership percentage subsequent to the merger.

C-6
The pro forma weighted average shares outstanding are the historical weighted average number of Camden common shares outstanding for the periods presented, adjusted for the issuance of 11,801,834 Camden common shares in connection with the merger. As the pro forma combined income from continuing operations is a loss for the periods presented, certain items that were historically included in the weighted average shares for diluted earnings per share calculation have been eliminated for pro forma purposes.